Exhibit 99.3

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Bill Barrett Corporation
Denver, Colorado

We have audited the accompanying consolidated balance sheets of Bill Barrett Corporation and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bill Barrett Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

As discussed in Notes 2 and 5 to the consolidated financial statements, the accompanying 2008 financial statements have been retrospectively adjusted for the adoption of FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Settlement).  Also, as discussed in Note 15 to the consolidated financial statements, the Company has included condensed consolidating financial information of the Company and its subsidiaries.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 24, 2009
(June 23, 2009 as to Notes 2 and 5 related to the effects of the retrospective application of FSP APB 14-1 and Note 15)

BILL BARRETT CORPORATION

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2008	2007
	(As Adjusted)
	(in thousands, except share and per share data)
Assets:
Current Assets:
Cash and cash equivalents	$43,063	$60,285
Accounts receivable, net of allowance for doubtful accounts of $840 and $303 as of December 31, 2008 and 2007, respectively	66,427	50,380
Prepayments and other current assets	3,924	3,425
Derivative assets	199,960	17,337
Total current assets	313,374	131,427
Property and Equipment — At cost, successful efforts method for oil and gas properties:
Proved oil and gas properties	1,977,535	1,472,834
Unevaluated oil and gas properties, excluded from amortization	315,239	231,521
Oil and gas properties held for sale, net, excluded from amortization	—	2,303
Furniture, equipment and other	20,971	16,113
	2,313,745	1,722,771
Accumulated depreciation, depletion, amortization and impairment	(751,926)	(526,939)
Total property and equipment, net	1,561,819	1,195,832
Derivative Assets	113,815	—
Deferred Financing Costs and Other Noncurrent Assets	5,485	2,428
Total	$1,994,493	$1,329,687
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable and accrued liabilities	$100,552	$84,773
Amounts payable to oil and gas property owners	17,067	22,209
Production taxes payable	36,236	24,819
Derivative liability and other current liabilities	511	2,414
Deferred income taxes	71,428	5,353
Total current liabilities	225,794	139,568
Note Payable to Bank	254,000	274,000
Convertible Senior Notes	153,411	—
Asset Retirement Obligations	46,687	35,003
Liabilities Associated with Assets Held for Sale	—	45
Deferred Income Taxes	214,481	99,149
Derivatives and Other Noncurrent Liabilities	887	8,411
Stockholders’ Equity:
Common stock, $0.001 par value; authorized 150,000,000 shares; 45,128,431 and 44,760,955 shares issued and outstanding at December 31, 2008 and 2007, respectively, with 590,098 and 564,100 shares subject to restrictions, respectively	45	44
Additional paid-in capital	775,652	742,492
Retained earnings	131,464	26,205
Treasury stock, at cost: zero shares at December 31, 2008 and December 31, 2007	—	—
Accumulated other comprehensive income	192,072	4,770
Total stockholders’ equity	1,099,233	773,511
Total	$1,994,493	$1,329,687

See notes to consolidated financial statements.

BILL BARRETT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(in thousands, except share and per share amounts)
Operating and Other Revenues:
Oil and gas production	$605,881	$374,956	$344,127
Commodity derivative gain	7,920	—	—
Other	4,110	15,314	31,202
Total operating and other revenues	617,911	390,270	375,329
Operating Expenses:
Lease operating expense	44,318	41,643	29,768
Gathering and transportation expense	39,342	23,163	15,721
Production tax expense	44,410	22,744	25,886
Exploration expense	8,139	8,755	9,390
Impairment, dry hole costs and abandonment expense	32,065	25,322	12,824
Depreciation, depletion and amortization	206,316	172,054	138,549
General and administrative expense	57,206	42,228	34,243
Total operating expenses	431,796	335,909	266,381
Operating income	186,115	54,361	108,948
Other Income and Expense:
Interest and other income	2,036	2,391	2,527
Interest expense	(19,717)	(12,754)	(10,339)
Total other income and expense	(17,681)	(10,363)	(7,812)
Income before Income Taxes	168,434	43,998	101,136
Provision for Income Taxes	63,175	17,244	39,125
Net Income	$105,259	$26,754	$62,011

Net Income Per Common Share, Basic	$2.37	$0.61	$1.42
Net Income Per Common Share, Diluted	$2.34	$0.60	$1.40

Weighted Average Common Shares Outstanding, Basic	44,432,383	44,049,662	43,694,781
Weighted Average Common Shares Outstanding, Diluted	45,036,545	44,677,467	44,269,445

See notes to consolidated financial statements.

BILL BARRETT CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

For the years ended December 31, 2006, 2007, and 2008

	Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Comprehensive Income
	(in thousands)
Balance — December 31, 2005	$—	$44	$721,145	$(62,515)	$(5,180)	$(22,711)	$630,783
Exercise of options	—	—	9,644	—	(5,059)	—	4,585	$—
Tax benefit from option exercises	—	—	6,944	—	—	—	6,944	—
Stock-based compensation	—	—	(10,239)	—	10,239	—	—	—
Other	—	—	(8)	—	—	—	(8)	—
Comprehensive income:
Net income	—	—	—	62,011	—	—	62,011	62,011
Effect of derivative financial instruments, net of $30,775 of taxes	—	—	—	—	—	52,082	52,082	52,082
Total comprehensive income								$114,093
Balance — December 31, 2006	$—	$44	$727,486	$(504)	$—	$29,371	$756,397
Cumulative effect of adoption of Financial Accounting Standards Board Interpretation No. (FIN) 48	—	—	—	(45)	—	—	(45)	$—
Exercise of options, vesting of restricted stock and shares exchanged for exercise and tax withholding	—	—	7,602	—	(3,319)	—	4,283	—
Stock-based compensation	—	—	10,723	—	—	—	10,723	—
Retirement of treasury stock	—	—	(3,319)	—	3,319	—	—	—
Comprehensive income:
Net income	—	—	—	26,754	—	—	26,754	26,754
Effect of derivative financial instruments, net of $14,604 of taxes	—	—	—	—	—	(24,601)	(24,601)	(24,601)
Total comprehensive income								$2,153
Balance — December 31, 2007	$—	$44	$742,492	$26,205	$—	$4,770	$773,511
Exercise of options, vesting of restricted stock and shares exchanged for exercise and tax withholding	—	1	4,615	—	(3,051)	—	1,565	$—
Stock-based compensation	—	—	17,773	—	—	—	17,773	—
Retirement of treasury stock	—	—	(3,051)	—	3,051	—	—	—
Conversion option of the Convertible Senior Notes (net of $8,578 of taxes) (See Notes 2 and 5)	—	—	13,823	—	—	—	13,823	—
Comprehensive income:
Net income (as adjusted)	—	—	—	105,259	—	—	105,259	105,259
Effect of derivative financial instruments, net of $110,505 of taxes	—	—	—	—	—	187,302	187,302	187,302
Total comprehensive income								$292,561
Balance — December 31, 2008 (As Adjusted)	$—	$45	$775,652	$131,464	$—	$192,072	$1,099,233

See notes to consolidated financial statements.

BILL BARRETT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(in thousands)
Operating Activities:
Net Income	$105,259	$26,754	$62,011
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	206,316	172,054	138,549
Deferred income taxes	62,565	17,270	38,631
Impairments, dry hole costs and abandonment expense	32,065	25,322	12,824
Unrealized derivative gain	(7,858)	—	—
Stock compensation and other non-cash charges	18,117	11,284	7,089
Amortization of deferred financing costs	5,619	482	556
Gain on sale of properties	(1,132)	(13,420)	(21,335)
Change in operating assets and liabilities:
Accounts receivable	(16,047)	5,900	(320)
Prepayments and other assets	(324)	(875)	4,335
Accounts payable, accrued and other liabilities	(7,908)	(4,065)	3,904
Amounts payable to oil and gas property owners	(5,142)	8,276	(5,764)
Production taxes payable	11,417	2,471	(3,582)
Net cash provided by operating activities	402,947	251,453	236,898
Investing Activities:
Additions to oil and gas properties, including acquisitions	(568,445)	(414,925)	(438,476)
Additions of furniture, equipment and other	(4,752)	(4,640)	(3,177)
Proceeds from sale of properties	2,405	96,450	78,339
Net cash used in investing activities	(570,792)	(323,115)	(363,314)
Financing Activities:
Proceeds from debt	319,800	164,000	151,000
Principal payments on debt	(167,300)	(78,000)	(55,495)
Proceeds from sale of common stock	4,082	5,098	4,929
Deferred financing costs and other	(5,959)	(473)	(978)
Net cash provided by financing activities	150,623	90,625	99,456
(Decrease) Increase in Cash and Cash Equivalents	(17,222)	18,963	(26,960)
Beginning Cash and Cash Equivalents	60,285	41,322	68,282
Ending Cash and Cash Equivalents	$43,063	$60,285	$41,322

See notes to consolidated financial statements.

BILL BARRETT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2008, 2007 and 2006

1.  Organization

Bill Barrett Corporation, a Delaware corporation, is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil. Since its inception on January 7, 2002, the Company has conducted its activities principally in the Rocky Mountain region of the United States.

2.  Summary of Significant Accounting Policies

Basis of Presentation.  The accompanying consolidated financial statements include the accounts of Bill Barrett Corporation and its wholly-owned subsidiaries (collectively, the “Company”). These statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates.  Preparation of the Company’s financial statements in accordance with GAAP requires management to make various assumptions, judgments and estimates that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts initially established.

The most significant areas requiring the use of assumptions, judgments and estimates relate to volumes of natural gas and oil reserves used in calculating depletion, the amount of expected future cash flows used in determining possible impairments of oil and gas properties and the amount of future capital costs used in these calculations. Assumptions, judgments and estimates also are required in determining future abandonment obligations, impairments of undeveloped properties, income taxes and estimating fair values of derivative instruments.

Cash Equivalents.  The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents.

Oil and Gas Properties.  The Company’s oil and gas exploration and production activities are accounted for using the successful efforts method. Under this method, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well does not find proved reserves, the costs of drilling the well are charged to expense and included within cash flows from investing activities in the Consolidated Statements of Cash Flows pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. The costs of development wells are capitalized whether productive or nonproductive. Oil and gas lease acquisition costs are also capitalized. Interest cost is capitalized as a component of property cost for significant exploration and development projects that require greater than six months to be readied for their intended use. The weighted average interest rates used to capitalize interest for the years ended December 31, 2008 and 2007 were 5.9% and 7.1%, respectively, which include interest on both the Company’s 5% Convertible Senior Notes due 2028 (“Convertible Notes”) and its credit facility, commitment fees paid on the unused portion of its credit facility, amortization of deferred financing and debt issuance costs and the effects of interest rate hedges. The Company capitalized interest costs of $2.0 million and $1.6 million for the years ended December 31, 2008 and 2007, respectively.

Other exploration costs, including certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production amortization rate. A gain or loss is recognized for all other sales of proved properties and is classified in other operating revenues. Maintenance and repairs are charged to expense, and renewals and betterments are capitalized to the appropriate property and equipment accounts.

Unevaluated oil and gas property costs are transferred to proved oil and gas properties if the properties are subsequently determined to be productive. Proceeds from sales of partial interests in unproved leases are accounted for as a recovery of cost without recognizing any gain until all costs are recovered. Unevaluated oil and gas properties are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks or future plans to develop acreage. During the year ended December 31, 2008, the Company recognized a non-cash impairment charge of $4.3 million primarily on the carrying value of unevaluated oil and gas properties in the Talon field located in the Wind River Basin.

Materials and supplies consist primarily of tubular goods and well equipment to be used in future drilling operations or repair operations and are carried at the lower of cost or market value, on a first-in, first-out basis.

The following table sets forth the net capitalized costs and associated accumulated depreciation, depletion and amortization, and non-cash impairments relating to the Company’s natural gas and oil producing activities, including net capitalized costs associated with properties that were held for sale at December 31, 2007 of $0.3 million in total proved properties and $2.0 million in total unevaluated properties, both of which were net of $2.2 million of accumulated depreciation, depletion, amortization and non-cash impairment (see Note 4 for further information on properties held for sale). There were no properties held for sale as of December 31, 2008.

	As of December 31,
	2008	2007
	(in thousands)
Proved properties	$415,641	$369,976
Wells and related equipment and facilities	1,381,861	974,005
Support equipment and facilities	170,058	123,020
Materials and supplies	9,975	6,132
Total proved oil and gas properties	1,977,535	1,473,133
Accumulated depreciation, depletion, amortization and impairment	(744,139)	(521,691)
Total proved oil and gas properties, net	$1,233,396	$951,442
Unevaluated properties	$105,665	$106,996
Wells and equipment in progress	209,574	126,529
Total unevaluated oil and gas properties, excluded from amortization	$315,239	$233,525

Net changes in capitalized exploratory well costs for the years ended December 31, 2008, 2007 and 2006 are reflected in the following table:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Beginning of period	$82,214	$69,596	$61,530
Additions to capitalized exploratory well costs pending the determination of proved reserves	332,270	227,290	211,290
Reclassifications to wells, facilities and equipment based on the determination of proved reserves	(288,512)	(193,618)	(192,337)
Exploratory well costs charged to dry hole costs and abandonment expense (1)	(5,881)	(21,054)	(10,887)
End of period	$120,091	$82,214	$69,596

(1)          Excludes expired leasehold abandonment expense of $0.9 million, $2.0 million and $0.7 million, along with non-cash impairment expense of $25.3 million, $2.3 million and $1.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The following table provides an aging of capitalized exploratory well costs based on the date the drilling was completed and the number of gross wells for which exploratory well costs have been capitalized for a period greater than one year since the completion of drilling:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Capitalized exploratory well costs that have been capitalized for a period of one year or less	$80,954	$69,793	$48,417
Capitalized exploratory well costs that have been capitalized for a period greater than one year	39,137	12,421	21,179
End of period balance	$120,091	$82,214	$69,596
Number of exploratory wells that have costs capitalized for a period greater than one year	163	75	173

As of December 31, 2008, exploratory well costs that have been capitalized for a period greater than one year since the completion of drilling were $39.1 million, of which $24.2 million was related to exploratory wells located in the Powder River Basin.  In this basin, the Company drills wells into various coal seams. In order to produce gas from the coal seams, a period of dewatering lasting up to 24 months, or in some cases longer, is required prior to obtaining sufficient gas production to justify capital expenditures for compression and gathering and to classify the reserves as proved.

In addition to its wells in the Powder River Basin, the Company has six wells for a total of $14.9 million that have been capitalized for greater than one year located in the Montana Overthrust area and in the Paradox, Big Horn and Uinta Basins. The two wells located in the Montana Overthrust area are under economic evaluation for possible development as we are assessing and conducting appraisal operations to determine whether economic reserves can be attributed to this area. In the Paradox Basin, the Company has one well that will be re-entered and converted to a horizontal well, and completion work is planned for the second well during the second quarter of 2009. The well located in the Big Horn Basin is pending upgrades of production gathering and processing facilities. The well located in the Uinta Basin is pending the development of a gas gathering infrastructure.

The Company reviews its proved oil and gas properties for impairment whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. The Company estimates the expected undiscounted future cash flows of its oil and gas properties and compares such undiscounted future cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and gas properties to fair value. The factors used to determine fair value include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected.

During the years ended December 31, 2008, 2007 and 2006, the Company recognized non-cash impairment charges of $25.3 million, $2.3 million and $1.2 million, respectively, included within impairment, dry hole costs and abandonment expense. During the year ended December 31, 2008, the Company’s impairment testing required it to take a $21.0 million non-cash impairment charge on proved oil and gas properties in the Cooper Reservoir field, located in the Wind River Basin, primarily as the result of geologic and engineering reevaluations, as well as lower oil and gas prices at December 31, 2008.  During the year ended December 31, 2007, the Company recognized a $2.3 million non-cash impairment charge based on its fair value analysis of the Tri-State exploration project in the DJ Basin. These properties were subsequently sold in early 2008 for an immaterial gain. The non-cash impairment expense during 2006 was a $1.2 million non-cash impairment charge to the Company’s Cedar Camp and Tumbleweed properties within the Uinta Basin, which were subsequently sold during the fourth quarter of 2006.

The provision for depreciation, depletion and amortization (“DD&A”) of oil and gas properties is calculated on a field-by-field basis using the unit-of-production method. Oil is converted to natural gas equivalents, Mcfe, at the rate of one barrel to six Mcf. Estimated future dismantlement, restoration and abandonment costs, which are net of estimated salvage values, are taken into consideration.

Furniture, Equipment and Other. Land and other office and field equipment are recorded at cost. Costs of renewals and improvements that substantially extend the useful lives of the assets are capitalized. Leasehold improvements are amortized over the lesser of five years or the life of the lease. Maintenance and repairs are expensed when incurred. Depreciation of other property and equipment is computed using the straight-line method over their estimated useful lives of three to 20 years. Upon retirement or disposition of assets, the costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses, if any, reflected in results of operations.

Accounts Payable and Accrued Liabilities.  Accounts payable and accrued expenses are comprised of the following:

	As of December 31,
	2008	2007
	(in thousands)
Accrued drilling and facility costs	$79,823	$58,005
Accrued lease operating and gathering and transportation expenses	10,485	6,036
Accrued general and administrative expenses	9,744	7,358
Trade payables and other	500	13,374
Total accounts payable and accrued liabilities	$100,552	$84,773

Environmental Liabilities.  Environmental expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are accrued when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. As of December 31, 2008 and 2007, the Company has not accrued for nor been fined or cited for any environmental violations that would have a material adverse effect upon capital expenditures, operating results or the competitive position of the Company.

Revenue Recognition.  The Company records revenues from the sales of natural gas and crude oil when delivery to the customer has occurred and title has transferred. This occurs when oil or gas has been delivered to a pipeline or a tank lifting has occurred.

The Company uses the sales method to account for gas imbalances. Under this method, revenue is recorded on the basis of gas actually sold by the Company. In addition, the Company records revenue for its share of gas sold by other owners that cannot be volumetrically balanced in the future due to insufficient remaining reserves. The Company also reduces revenue for other owners’ gas sold by the Company that cannot be volumetrically balanced in the future due to insufficient remaining reserves. The Company’s remaining over- and under-produced gas balancing positions are considered in the Company’s proved oil and gas reserves. Gas imbalances at December 31, 2008 and 2007 were not material.

Comprehensive Income.  Comprehensive income consists of net income and the effective component of derivative instruments classified as cash flow hedges. Comprehensive income is presented net of income taxes in the Consolidated Statements of Stockholders’ Equity and Comprehensive Income.

Derivative Instruments and Hedging Activities.  The Company periodically uses derivative financial instruments to achieve a more predictable cash flow from its gas and oil production by reducing its exposure to price fluctuations.  The Company also enters into derivative contracts to mitigate the risk of interest rate fluctuations.

The Company accounts for such activities pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair market value and included in the Consolidated Balance Sheets as assets or liabilities.

The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. SFAS No. 133 requires that a company formally document, at the inception of a hedge, the hedging relationship and the entity’s risk management objective and strategy for undertaking the hedge, including identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, the method that will be used to assess effectiveness and the method that will be used to measure hedge ineffectiveness of derivative instruments that receive hedge accounting treatment.

For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is assessed quarterly based on total changes in the derivative’s fair value. Any ineffective portion of the derivative instrument’s change in fair value is recognized immediately in earnings.

The Company utilizes derivative financial instruments which have not been designated as cash flow hedges under SFAS No. 133 because they still protect the Company from changes in commodity prices or interest rate fluctuations. These instruments are marked to market with the resulting changes in fair value recorded in earnings. For additional discussion of derivatives, please see Note 8.

Deferred Financing Costs.  Costs incurred in connection with the execution or modification of the Company’s credit facility and Convertible Notes are capitalized and amortized over the life, or expected life, of the debt using the straight-line method, which approximates the effective interest method.

Income Taxes.  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable plus deferred income taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred income tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when assets are recovered or liabilities are settled. Deferred income taxes are also recognized for tax credits that are available to offset future income taxes. Deferred income taxes are measured by applying currently enacted tax rates.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“SFAS No. 109”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN No. 48 also prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption. In addition, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Asset Retirement Obligations.  The Company accounts for its asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations. The estimated fair value of the future costs associated with dismantlement, abandonment and restoration of oil and gas properties is recorded generally upon acquisition or completion of a well. The net estimated costs are discounted to present values using a credit-adjusted risk-free rate over the estimated economic life of the oil and gas properties. Such costs are capitalized as part of the related asset. The asset is depleted on the units-of-production method on a field-by-field basis. The associated liability is classified in current and long-term liabilities in the accompanying Consolidated Balance Sheets. The liability is periodically adjusted to reflect (1) new liabilities incurred, (2) liabilities settled during the period, (3) accretion expense, and (4) revisions to estimated future cash flow requirements. The accretion expense is recorded as a component of depreciation, depletion and amortization expense in the accompanying Consolidated Statements of Operations.

Repurchases and Retirements of Capital Stock.  The Company records treasury stock acquisitions at cost. Upon retirement of treasury shares, the excess of purchase or contribution cost over associated common stock par value is allocated to additional paid-in capital. The allocation to additional paid-in capital is based on the per-share amount of capital in excess of par value for all shares.

Stock-Based Compensation.  The Company accounts for stock-based compensation in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), which revised SFAS No. 123, Accounting for Stock-Based Compensation, and superseded Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services, focusing primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

For awards granted before the Company became a public company (i.e. those granted prior to April 16, 2004, which is defined by SFAS No. 123R as the date the Company became a public company as a result of the filing of the Company’s Form S-1 registration statement with the Securities and Exchange Commission (“SEC”)), the Company continues to use the minimum value method described under APB Opinion No. 25. For awards granted subsequent to April 16, 2004 and for new, modified, repurchased or cancelled awards on or subsequent to the Company’s adoption of SFAS No. 123R on October 1, 2004, the Company recognizes share-based employee compensation cost based on the fair value as computed under SFAS No. 123R. The Company continues to account for certain stock options under the original provisions of APB Opinion No. 25 because those options were issued prior to April 16, 2004, when the Company was considered a nonpublic entity as defined by SFAS No. 123R.

Earnings Per Share.  Basic net income per share of common stock is calculated by dividing net income attributable to common stock by the weighted average of common shares outstanding during each period. Diluted net income attributable to common stockholders is calculated by dividing net income attributable to common stockholders by the weighted average of common shares outstanding and other dilutive securities. Potentially dilutive securities for the diluted earnings per share calculations consist of nonvested equity shares of common stock, in-the-money outstanding stock options to purchase the Company’s common stock and shares into which the Convertible Notes are convertible.

In satisfaction of its obligation upon conversion of the Convertible Notes, the Company may elect to deliver, at its option, cash, shares of its common stock or a combination of cash and shares of its common stock. The Company currently intends to settle the Convertible Notes in cash at or near the initial redemption date of March 26, 2012; therefore, the treasury stock method was used to measure the potentially dilutive impact of shares associated with that conversion feature. The Convertible Notes issued March 12, 2008 have not been dilutive since their issuance, and therefore, do not impact the diluted earnings per share calculation for the year ended December 31, 2008.

The following table sets forth the calculation of basic and diluted earnings per share:

	Year Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(in thousands, except per share amounts)
Net income	$105,259	$26,754	$62,011
Basic weighted-average common shares outstanding in period	44,432.4	44,049.7	43,694.8
Add dilutive effects of stock options and nonvested equity shares of common stock	604.1	627.8	574.6
Diluted weighted-average common shares outstanding in period	45,036.5	44,677.5	44,269.4
Basic income per common share	$2.37	$0.61	$1.42
Diluted income per common share	$2.34	$0.60	$1.40

Industry Segment and Geographic Information.  The Company operates in one industry segment, which is the exploration, development and production of natural gas and crude oil, and all of the Company’s operations are conducted in the continental United States. Consequently, the Company currently reports as a single industry segment.

New Accounting Pronouncements.  In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurement. The Company partially adopted SFAS No. 157 as of January 1, 2008, pursuant to FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. With partial adoption, the Company applied SFAS No. 157 to recurring fair value measurements of financial and non-financial instruments, which affected the fair value disclosures of the Company’s financial derivatives within the scope of SFAS No. 133. See Note 7 for fair value disclosures.

As of January 1, 2009, the Company fully adopted SFAS No. 157, requiring fair value measurements of nonfinancial assets and nonfinancial liabilities, including nonfinancial long-lived assets measured at fair value for an impairment assessment under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and asset retirement obligations initially measured at fair value under SFAS No. 143, Accounting for Asset Retirement Obligations. The full adoption of SFAS No. 157 is not expected to have a material impact on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. This statement expands the use of fair value measurement and applies to entities that elect the fair value option. The Company adopted this statement as of January 1, 2008; however, the Company did not elect the fair value option for any eligible financial instruments or other items. Therefore, the adoption of this statement did not impact the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141R”), which replaces FASB Statement No. 141, Business Combinations. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This includes the measurement of the acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance and deferred taxes. This statement applies prospectively and was effective for the Company beginning January 1, 2009. SFAS No. 141R will only impact the Company if and when the Company becomes party to a business combination.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring companies to enhance disclosure about how these instruments and activities affect their financial position, performance and cash flows.  SFAS No. 161 seeks to achieve these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also seeks to improve the transparency of the location and amounts of derivative instruments in a company’s financial statements and how they are accounted for under SFAS No. 133. This statement was effective for the Company beginning January 1, 2009. The adoption of SFAS No. 161 is not expected to have a material impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities. Prior to the issuance of SFAS No. 162, GAAP hierarchy was defined in the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards (“SAS”) No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. SFAS No. 162 was adopted by the Company effective November 15, 2008. The adoption of SFAS No. 162 did not have a material impact on the Company’s financial statements.

In May 2008, the FASB adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement). FSP APB 14-1 states that the accounting treatment for certain convertible debt instruments that may be settled in cash, shares of common stock or any portion thereof at the election of the issuing company be accounted for utilizing a bifurcation model under which the value of the debt instrument is determined without regard to the conversion feature. The difference between the issuance amount of the debt instrument and the value determined pursuant to FSP APB 14-1 is recorded as an equity contribution. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. FSP APB 14-1 changed the accounting treatment for the Company’s Convertible Notes that were issued in March 2008. See Note 5 for additional disclosures associated with adoption of this standard.

The Company adopted FSP APB 14-1 effective January 1, 2009. FSP APB 14-1 was required to be applied retrospectively for any instrument within the scope of FSP APB 14-1 that was outstanding during any of the periods presented.  As a result of the retrospective application, certain amounts in the Company’s consolidated financial statements for the year ended December 31, 2008 have been adjusted.  A summary of the changes are presented below (amounts in thousands):

	As of December 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLIDATED BALANCE SHEETS
Deferred Financing Costs and Other Noncurrent Assets	$6,055	$5,485

Convertible Senior Notes	172,500	153,411
Deferred Income Taxes	207,397	214,481
Additional paid-in capital	761,829	775,652
Retained earnings	133,852	131,464

	For the Year Ended December 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLITATED STATEMENTS OF OPERATIONS
Interest expense	$(15,834)	$(19,717)
Provision for Income Taxes	64,670	63,175
Net Income	107,647	105,259

	For the Year Ended December 31, 2008
	As previously reported	After adoption of FSP APB 14-1
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Net Income	$107,647	$105,259
Deferred income taxes	64,060	62,565
Amortization of deferred financing costs	1,736	5,619

In October 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. FSP No. FAS 157-3 clarifies the application of SFAS No. 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. This FSP was effective immediately and includes those periods for which financial statements have not been issued. The Company currently does not have any financial assets that are valued using inactive markets, and as a result, the Company was not impacted by the issuance of FSP No. FAS 157-3.

On December 31, 2008, the SEC published the final rules and interpretations updating its oil and gas reserves reporting requirements.  Many of the revisions are updates to definitions in the existing oil and gas rules to make them consistent with the Petroleum Resource Management System, which is a widely accepted set of evaluation guidelines that are designed to support assessment processes throughout the resource asset lifecycle. These guidelines were prepared by the Society of Petroleum Engineers (“ SPE”) Oil and Gas Reserves Committee with cooperation from many industry organizations.  One of the key changes to the previous SEC rules relates to using a 12-month average commodity price to calculate the value of proved reserves versus the current method of using year-end prices. Other key revisions include the ability to include nontraditional resources in reserves, the use of new technology for determining reserves, the opportunity to establish proved undeveloped reserves without the requirement of an adjacent producing well and permitting disclosure of probable and possible reserves.  The SEC will require companies to comply with the amended disclosure requirements for registration statements filed after January 1, 2010, and for annual reports for fiscal years ending on or after December 15, 2009.  Early adoption is not permitted.  The Company is currently assessing the impact that the adoption will have on the Company’s disclosures and financial statements.

3.  Supplemental Disclosures of Cash Flow Information:

Supplemental cash flow information is as follows:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Cash paid for interest, net of amount capitalized	$12,057	$11,260	$9,625
Cash paid for income taxes, net of refunds received	1,068	22	500
Supplemental disclosures of non-cash investing and financing activities:
Exchange of oil and gas properties for equipment and other properties	—	—	9,304
Assumption of debt and deferred tax liability — Powder River Basin properties acquisition purchase price allocation	—	—	43,298
Reduction of deferred tax liability — Powder River Basin properties acquisition purchase price allocation	—	1,635	—
Current liabilities that are reflected in investing activities	85,145	65,340	6,818
Current liabilities that are reflected in financing activities	34	—	—
Net change in asset retirement obligations	(9,491)	(340)	6,612
Treasury stock acquired for employee stock option exercises and collection of employee payroll taxes on vesting of restricted stock	3,051	3,319	5,059
Retirement of treasury stock	3,051	3,319	10,239

4.  Acquisitions, Disposition, and Property Held for Sale

Acquisitions

On May 8, 2006, the Company acquired 100% of the outstanding stock of CH4 Corporation (“CH4”) for $74.2 million in cash and agreed to pay $6.5 million of indebtedness of CH4. The acquisition was funded with borrowings under the Company’s credit facility. The primary assets of CH4 consisted of approximately 84,300 gross (52,000 net) acres of oil and gas leasehold interests in coal bed methane properties in the Powder River Basin of Wyoming and an estimated 11.0 Bcfe of proved reserves.

The CH4 acquisition was recorded using the purchase method of accounting, and the results of operations from the CH4 properties acquired are included with the results of the Company from the May 6, 2006 date of closing. The total purchase price of the transaction was allocated to the assets acquired and the liabilities assumed based on fair values at the acquisition date. The Company finalized the purchase price allocation during the quarter ended June 30, 2007 when all amounts related to receivables and payables were determined with certainty. The table below summarizes the final allocation (in thousands):

Purchase Price:
Cash paid, net of cash received	$72,547
Debt assumed	6,495
Total	$79,042
Allocation of Purchase Price:
Working capital	$(327)
Proved oil and gas properties	40,164
Unevaluated oil and gas properties	74,888
Other non-current assets	122
Deferred income taxes	(35,168)
Asset retirement obligation	(637)
Total	$79,042

Pro forma financial information is not provided because the CH4 acquisition was not considered a material business combination to the Company, and the results of operations from those properties are insignificant.

Dispositions

During 2006, the Company completed the sale of approximately 17,000 net acres of certain coalbed methane properties that were acquired with the CH4 acquisition. Proceeds from the sale were $30.7 million and a loss of $0.1 million was recorded due to various purchase price adjustments incurred in the normal course of business.  The Company also completed the sale of the Cedar Camp and Tumbleweed properties within the Uinta Basin. Total proceeds from the sale were $3.8 million, which resulted in a gain of $0.1 million.

In addition, the Company entered into joint exploration agreements and completed other property sales in the Powder River, Paradox, Williston, Wind River, Big Horn, Montana Overthrust, DJ and Uinta Basins resulting in gains recognized of $30.5 million for the year ended December 31, 2006.

During 2007, the Company completed the sale of its oil and gas properties in the Williston Basin. The Company received approximately $81.4 million in cash proceeds and recognized a $10.0 million pre-tax gain after various purchase price adjustments incurred in the normal course of business. Through the closing date of the sale on June 22, 2007, total production volumes associated with the Williston Basin properties of 1.2 Bcfe were included in the Company’s financial statements.  In addition, the Company completed the sale of a portion of its unevaluated properties in the DJ Basin. The Company received approximately $0.5 million in cash proceeds and recognized a $0.2 million pre-tax gain.

The Company also entered into joint exploration agreements and completed other property sales in the Powder River, Paradox, Big Horn and Wind River Basins resulting in gains recognized of $3.1 million for the year ended December 31, 2007.

During 2008, the Company completed the sale of all of its remaining properties in the DJ Basin. The Company received approximately $1.4 million in cash proceeds and recognized a $0.3 million pre-tax gain.

Under EITF 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations, the Company determined that all of these sales did not qualify for discontinued operations reporting. All gains and losses recognized from property sales and joint exploration agreements are included in other operating revenues in the Consolidated Statements of Operations.

Property Held for Sale

Assets are classified as held for sale when the Company commits to a plan to sell the assets and completion of the sale is probable and expected to occur within one year. Upon classification as held-for-sale, long-lived assets are no longer depreciated or depleted and a loss is recognized, if any, based upon the excess of carrying value over fair value less costs to sell. Previous losses may be reversed up to the original carrying value as estimates are revised; however, gains are recognized only upon disposition.

At December 31, 2007, the Company had properties held for sale in its Tri-State exploration project in the DJ Basin and its Hingeline Prospect in the Uinta Basin. In accordance with SFAS No. 144 these properties were carried at the lower of historical cost or fair value, less cost to sell, and were reclassified to oil and gas properties held for sale on the Consolidated Balance Sheets. Any liabilities related to those properties were also reclassified to liabilities associated with assets held for sale on the Consolidated Balance Sheets. Under EITF 03-13, the Company determined that these sales did not qualify for discontinued operations reporting.

During the year ended December 31, 2008, all remaining properties held for sale in the DJ Basin were sold for an immaterial gain. However, given the current market conditions, the Company was unable to sell its unevaluated oil and gas properties in the Hingeline Prospect. Accordingly, the properties that were previously classified as held for sale were reclassified into unevaluated oil and gas properties on the Consolidated Balance Sheets. Based upon its analysis, the Company believes that the carrying value of $1.1 million remains less than the estimated fair value and no impairment was determined necessary.

5.  Long-Term Debt

Revolving Credit Facility

On October 20, 2008, the Company amended its credit facility (the “Amended Credit Facility”). The Amended Credit Facility, which matures on March 17, 2011, has commitments of $592.8 million and, based on mid-year 2008 reserves and hedge positions, a borrowing base of $600.0 million (after a reduction related to the Company’s Convertible Notes outstanding). Future borrowing bases will be computed based on proved natural gas and oil reserves, hedge positions and estimated future cash flows from those reserves, as well as any other outstanding debt of the Company. The borrowing base is required to be redetermined at least twice per year. The Amended Credit Facility bears interest, based on the borrowing base usage, at the applicable London Interbank Offered Rate (“LIBOR”) plus applicable margins ranging from 1.25% to 2.00% or an alternate base rate, based upon the greater of the prime rate, the federal funds effective rate plus 0.5% or the adjusted one month LIBOR plus 1.00%, plus applicable margins ranging from 0.25% to 1.00%. The average annual interest rates incurred on the Amended Credit Facility were 5.5% and 6.3% for the years ended December 31, 2008 and 2007, respectively. The Company pays annual commitment fees ranging from 0.35% to 0.50% of the unused borrowing base. The Amended Credit Facility is secured by natural gas and oil properties representing at least 80% of the value of the Company’s proved reserves and the pledge of all of the stock of the Company’s subsidiaries. The Amended Credit Facility also contains certain financial covenants. The Company is currently in compliance with all financial covenants and has complied with all financial covenants for all prior periods.

As of December 31, 2008, borrowings outstanding under the Amended Credit Facility totaled $254.0 million.

5% Convertible Senior Notes Due 2028

On March 12, 2008, the Company issued $172.5 million aggregate principal amount of Convertible Notes. The Convertible Notes mature on March 15, 2028, unless earlier converted, redeemed or purchased by the Company. The Convertible Notes are senior unsecured obligations and rank equal in right of payment to all of the Company’s existing and future senior indebtedness; senior in right of payment to all of the Company’s future subordinated indebtedness; and effectively subordinated to all of the Company’s secured indebtedness, with respect to the collateral securing such indebtedness. The Convertible Notes will be structurally subordinated to all present and future secured and unsecured debt and other obligations of the Company’s subsidiaries that do not guarantee the Convertible Notes. As of December 31, 2008, the Convertible Notes are not guaranteed by any of the Company’s subsidiaries.

The conversion price is approximately $66.33 per share of the Company’s common stock, equal to the applicable conversion rate of 15.0761 shares of common stock, subject to adjustment, for each $1,000 face amount of Convertible Note. Upon conversion of the Convertible Notes, holders will receive, at the Company’s election, cash, shares of common stock or a combination of cash and shares of common stock. If the conversion value exceeds $1,000, the Company will also deliver, at its election, cash, shares of common stock or a combination of cash and shares of common stock with respect to the remaining value deliverable upon conversion. Currently, it is the Company’s intention to net cash settle the Convertible Notes. However, the Company has not made a formal legal irrevocable election to net cash settle and reserves the right to settle the Convertible Notes in any manner allowed under the indenture for the Convertible Notes as business conditions warrant.

The Convertible Notes bear interest at a rate of 5% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2008.

On or after March 26, 2012, the Company may redeem for cash all or a portion of the Convertible Notes at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, up to, but excluding, the applicable redemption date.

Holders of the Convertible Notes may require the Company to purchase all or a portion of their Convertible Notes for cash on each of March 20, 2012, March 20, 2015, March 20, 2018 and March 20, 2023 at a purchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, up to but excluding the applicable purchase date.

Holders may convert their Convertible Notes into cash, shares of the Company’s common stock or a combination of cash and shares of common stock, as elected by the Company, at any time prior to the close of business on September 20, 2027, if any of the following conditions are satisfied: (1) if the closing price of the Company’s common stock reaches specified thresholds or the trading price of the Convertible Notes falls below specified thresholds; (2) if the Convertible Notes have been called for redemption; (3) if the Company makes certain significant distributions to holders of the Company’s common stock; or (4) the Company enters into specified corporate transactions, none of which occurred during 2008. After September 20, 2027, holders may surrender their Convertible Notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions have been satisfied.

In addition, following certain corporate transactions that constitute a qualifying fundamental change, the Company is required to increase the applicable conversion rate for a holder who elects to convert its Convertible Notes.

As a result of the adoption of FSP APB 14-1 and its retrospective application (previously discussed in Note 2), the Company recorded a debt discount of $23.1 million, which represented the fair value of the equity conversion feature as of the date of the issuance of the Convertible Notes. The value of the equity conversion feature was also recorded as additional paid-in capital, net of $8.6 million of deferred taxes. In addition, the transaction costs incurred directly related to the issuance of the Convertible Notes were allocated proportionately to the equity conversion feature and recorded as additional paid-in capital. The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment.

The debt discount is amortized as additional non-cash interest expense over the expected term of the Convertible Notes through March 2012. As of December 31, 2008, the net carrying amount of the Convertible Notes is as follows (amounts in thousands):

Principal amount of the Convertible Notes	$172,500
Unamortized debt discount	(19,089)
Carrying amount of the Convertible Notes	$153,411

As a result of the amortization of the debt discount through non-cash interest expense, the effective interest rate on the Company’s Convertible Notes is 9.7%. The amount of the cash interest expense recognized for the year ended December 31, 2008 related to the 5% contractual interest coupon was $6.9 million. The amount of non-cash interest expense for the year ended December 31, 2008 related to the amortization of the debt discount and amortization of the transaction costs was $4.9 million.

There is no active, public market for the Convertible Notes. Therefore, based on market-based parameters of the various components of the Convertible Notes, the aggregate estimated fair value of the Convertible Notes was approximately $120.4 million as of December 31, 2008.

6.  Asset Retirement Obligations

The Company accounts for its asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations. This statement generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset.

A reconciliation of the Company’s asset retirement obligations for the years ended December 31, 2008, 2007 and 2006, which includes $0.05 million associated with assets that were held for sale in 2007, are as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
	(in thousands)

Beginning of period	$35,849	$32,598	$23,733
Liabilities incurred	2,654	3,829	3,433
Liabilities settled	(1,392)	(3,599)	(1,586)
Accretion expense	3,162	2,999	2,593
Revisions to estimate	6,920	22	4,425
End of period	$47,193	$35,849	$32,598
Less: current asset retirement obligations	506	801	—
Long-term asset retirement obligations	$46,687	$35,048	$32,598

7. Fair Value Measurements

The Company’s financial instruments, including cash and cash equivalents, accounts and notes receivable and accounts payable are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The recorded value of the Amended Credit Facility, as discussed in Note 5, approximates its fair value due to its floating rate structure. The Convertible Notes are recorded at cost, and the estimated fair value is disclosed in Note 5.

Effective January 1, 2008, the Company partially adopted SFAS No. 157 pursuant to FSP No. FAS 157-2, which delayed the effective date of SFAS No. 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. As of January 1, 2009, SFAS No. 157 was fully effective for the Company.  Therefore, the Company applied SFAS No. 157 to recurring fair value measurements of its financial derivatives as of January 1, 2008. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurement.

As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes a mid-market pricing convention (the mid-point price between bid and ask prices) for valuation as a practical expedient for assigning fair value. The Company uses market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. These inputs can be readily observable, market corroborated or generally unobservable. The Company primarily applies the market and income approaches for recurring fair value measurements and utilizes the best available information. Given the Company’s historical market transactions, its markets and instruments are fairly liquid. Therefore, the Company has been able to classify fair value balances based on the observability of those inputs. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and U.S. government treasury securities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over-the-counter forwards and options.

Level 3 – Pricing inputs include significant inputs that are generally less observable than objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. At each balance sheet date, the Company performs an analysis of all instruments subject to SFAS No. 157 and includes in level 3 all of those whose fair value is based on significant unobservable inputs.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and financial liabilities that were accounted for at fair value on a recurring basis as of December 31, 2008. As required by SFAS No. 157, financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels.

	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Commodity Derivatives	$—	$313,775	$—	$313,775
Liabilities
Interest Rate Derivatives	—	(509)	—	(509)

As required under SFAS No. 157, all fair values reflected in the table above and on the Consolidated Balance Sheets have been adjusted for non-performance risk. For applicable financial assets carried at fair value, the credit standing of the counterparties is analyzed and factored into the fair value measurement of those assets. SFAS No. 157 also states that the fair value measurement of a liability must reflect the nonperformance risk of the Company. The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the table above.

Level 1 Fair Value Measurements

As of December 31, 2008, and for the year ended December 31, 2008, the Company did not have assets or liabilities measured under a level 1 fair value hierarchy.

Level 2 Fair Value Measurements

Natural Gas and Crude Oil Forwards and Options — The fair value of the natural gas and crude oil forwards and options are estimated using a combined income and market valuation methodology based upon forward commodity price and volatility curves. The curves are obtained from independent pricing services reflecting broker market quotes.

Interest Rate Forwards and Options — The fair value of the interest rate forwards and options are estimated using a combined income and market valuation methodology based upon forward interest-rate yield curves and credit. The curves are obtained from independent pricing services reflecting broker market quotes.

Level 3 Fair Value Measurements

As of December 31, 2008, and for the year ended December 31, 2008, the Company did not have assets or liabilities measured under a level 3 fair value hierarchy.

8.  Derivative Instruments

The Company uses financial derivative instruments as part of its price risk management program to achieve a more predictable, economic cash flow from its natural gas and oil production by reducing its exposure to price fluctuations. The Company has entered into financial commodity swap and collar contracts to fix the floor and ceiling prices received for a portion of the Company’s natural gas and oil production. The Company does not enter into derivative instruments for speculative or trading purposes. The Company’s natural gas and oil derivative financial instruments are accounted for in accordance with SFAS No. 133. As of December 31, 2008, the Company had hedges in place for a portion of its anticipated production through 2011 for a total of 447,125 Bbls of crude oil and 121,691,000 MMBtu of natural gas.

In addition to financial transactions, the Company is a party to various physical commodity contracts for the sale of natural gas that cover varying periods of time and have varying pricing provisions. Under SFAS No. 133, these physical commodity contracts qualify for the normal purchase and normal sale exception and, therefore, are not subject to hedge accounting or mark-to-market accounting. The financial impact of physical commodity contracts is included in oil and gas production revenues at the time of settlement.

The Company also has two interest rate derivative contracts to manage the Company’s exposure to changes in interest rates. The first contract is a floating-to-fixed interest rate swap for a notional amount of $10.0 million, and the second is a floating-to-fixed interest rate collar for a notional amount of $10.0 million, both to terminate on December 12, 2009. The Company’s interest rate derivative instruments have been designated as cash flow hedges in accordance with SFAS No. 133. Under the swap, the Company will make payments to, or receive payments from, the contract counterparty when the variable rate of one-month LIBOR falls below, or exceeds, the fixed rate of 4.70%. Under the collar, the Company will make payments to, or receive payments from, the contract counterparty when the variable LIBOR rate falls below the floor rate of 4.50% or exceeds the ceiling rate of 4.95%. The payment dates of both the swap and the collar match exactly with the interest payment dates of the corresponding portion of the Company’s Amended Credit Facility.

All derivative instruments, other than those that meet the normal purchase and normal sale exception, as mentioned above, are recorded at fair market value in accordance with SFAS No. 157 and included in the Consolidated Balance Sheets as assets or liabilities. The following table summarizes the location and fair value amounts of all derivative instruments in the Consolidated Balance Sheets as of December 31, 2008:

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(in thousands)
Derivatives Designated as Cash Flow Hedges Under SFAS No. 133
Current
Interest Rate Contracts	N/A	$—	Derivative Liability and Other Current Liabilities	$509
Commodity Contracts	Derivative Assets	198,982	N/A	—
Long Term
Commodity Contracts	Derivative Assets	115,016	N/A	—
Total derivatives designated as hedging instruments under SFAS No. 133		$313,998		$509
Derivatives Not Designated as Cash Flow Hedges Under SFAS No. 133
Current
Commodity Contracts	Derivative Assets	$978	Derivative Assets	$659
Long Term
Commodity Contracts	Derivative Assets	5,587	Derivative Assets	6,129
Total derivates not designated as hedging instruments under SFAS No. 133		$6,565		$6,788
Total Derivatives		$320,563		$7,297

For derivative instruments that qualify and are designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the forecasted transaction occurs. The Company will reclassify the appropriate cash flow hedge amounts from other comprehensive income to gains or losses in the Consolidated Statements of Operations as the hedged production quantity is produced or the interest rate derivative is settled. Based on projected market prices as of December 31, 2008, the amount to be reclassified from other comprehensive income to net income in the next 12 months would be an after-tax net gain of approximately $121.7 million. Any actual increase or decrease in revenues will depend upon market conditions over the period during which the forecasted transactions occur. The Company anticipates that all originally forecasted transactions related to the Company’s derivatives that continue to be accounted for as cash flow hedges will occur by the end of the originally specified time periods.

The commodity hedge instruments designated as cash flow hedges are at highly liquid trading locations but may contain slight differences compared to the delivery location of the forecasted sale, which may result in ineffectiveness in accordance with SFAS No. 133. Although those derivatives may not achieve 100% effectiveness for accounting purposes, the Company believes that its derivative instruments continue to be highly effective in achieving its risk management objectives. The ineffective portion of commodity hedge derivatives is reported in commodity derivative gain or loss in the Consolidated Statements of Operations. Ineffectiveness on interest rate derivatives was de minimis for the year ended December 31, 2008. The following table summarizes the cash flow hedge gains and losses and their locations on the Consolidated Balance Sheets and Consolidated Statements of Operations for the year ended December 31, 2008:

Derivatives in SFAS No. 133 Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in OCI	Location of Gain Reclassified from Accumulated OCI into Income	Amount of Gain Reclassified from Accumulated OCI into Income	Location of Gain on Ineffective Hedges	Amount of Gain Recognized in Income on Ineffective Hedges
	(in thousands)
Interest Rate Contracts	$(109)	Interest and Other Income	$(333)	N/A	N/A
Commodity Contracts	187,411	Oil and Gas Production	31,900	Commodity Derivative Gain	6,803
Total	$187,302		$31,567		$6,803

If the forecasted transaction to which the hedging instrument had been designated is no longer probable of occurring within the specified time period, the hedging instrument loses cash flow hedge accounting treatment in accordance with SFAS No. 133. All current mark-to-market gains and losses are recorded in earnings and all accumulated gains or losses recorded in other comprehensive income related to the hedging instrument are also reclassified to earnings. Due to the Company’s limited ability to sell its natural gas out of the Rocky Mountain region to the Mid-continent region at index prices, and due to an unexpected pipeline curtailment on Rockies Express that restricted the Company’s ability to transport to the Mid-continent, a portion of its Mid-continent gas derivatives no longer qualified for hedge accounting during the year ended December 31, 2008. The Company, therefore, discontinued hedge accounting for certain hedges during the year ended December 31, 2008. While such derivative contracts no longer qualify for hedge accounting, the Company believes that these contracts remain a valuable component of its commodity price risk management program.

Some of the Company’s commodity derivatives do not qualify for hedge accounting under SFAS No. 133 but are, to a degree, an economic offset to the Company’s commodity price exposure. If a commodity derivative instrument does not qualify as a cash flow hedge or is not designated as a cash flow hedge, the change in the fair value of the derivative is recognized in commodity derivative gain or loss in the Consolidated Statements of Operations. These mark-to-market adjustments produce a degree of earnings volatility but have no cash flow impact relative to changes in market prices. The Company’s cash flow is only impacted when the underlying physical sales transaction takes place in the future and when the associated derivative instrument contract is settled by making or receiving a payment to or from the counterparty. Realized gains and losses of commodity derivative instruments that do not qualify as cash flow hedges are recognized in commodity derivative gain or loss in the Consolidated Statements of Operations and are reflected in cash flows from operations on the Consolidated Statements of Cash Flows.

During the year ended December 31, 2008, in addition to the swaps and collars discussed above, the Company entered into basis only swaps. With basis only swaps, the Company has hedged the difference between the New York Mercantile Exchange (“NYMEX”) price and the price received for the Company’s natural gas production at a specific delivery location. Although the Company believes that this represents a sound economic business hedging strategy, the basis only swaps do not qualify for hedge accounting under SFAS No. 133 because the total future cash flow has not been fixed. As a result, the changes in fair value of these derivative instruments are recorded in earnings and recognized in commodity derivative gain in the Consolidated Statements of Operations. As of December 31, 2008, the Company had basis only swaps in place for a portion of the Company’s anticipated natural gas production in 2009, 2010 and 2011 for a total of 23,600,000 MMbtu.

The following table summarizes the location and amounts of gains and losses on derivative instruments that do not qualify for hedge accounting under SFAS No. 133 for the year ended December 31, 2008:

Derivatives Not Designated as Hedging Instruments under SFAS No. 133	Location of Gain Recognized in Income on Derivatives	Amount of Gain Recognized in Income on Derivatives
		(in thousands)
Commodity Contracts	Commodity Derivative Gain	$1,117
Total		$1,117

The Company was a party to various swap and collar contracts for natural gas based on the Colorado Interstate Gas Rocky Mountains (“CIGRM”), Panhandle Eastern Pipe Line Co. (“PEPL”) and Northwest Pipeline Corporation (“NWPL”) indices that settled during the year ended December 31, 2008 and based on the CIGRM index that settled during the year ended December 31, 2007. As a result, the Company recognized an increase of natural gas production revenues related to these contracts of $41.0 million and $87.7 million in 2008 and 2007, respectively. The Company was also a party to various swap and collar contracts for oil based on a West Texas Intermediate (“WTI”) index, recognizing a reduction to oil production revenues related to these contracts of $9.1 million and $0.8 million in 2008 and 2007, respectively.

The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Year Ended December 31,
	2008	2007
	(in thousands)
Realized gains on derivatives designated as cash flow hedges (1)	$31,900	$86,917

Realized gains on derivatives not designated as cash flow hedges	$62	$—
Unrealized ineffectiveness recognized on derivatives designated as cash flow hedges	6,803	—
Unrealized gains on derivatives not designated as cash flow hedges	1,055	—
Total commodity derivative gain (2)	$7,920	$—

(1)          Included in “Oil and gas production” revenues in the Consolidated Statements of Operations.

(2)          Included in “Commodity derivative gain” in the Consolidated Statements of Operations.

9.  Income Taxes

The expense for income taxes consists of the following:

	Year Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(in thousands)
Current:
Federal	$857	$432	$460
State	(3)	7	34
Deferred:
Federal	58,774	15,804	36,353
State	3,547	1,001	2,278
Total	$63,175	$17,244	$39,125

Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations as a result of the following:

	Year Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(in thousands)
Income tax expense at the federal statutory rate	$58,881	$15,400	$35,392
State income taxes, net of federal tax effect	3,554	978	2,278
Non-deductible permanent items	1,080	344	942
Other, net	(340)	522	513
Income tax expense	$63,175	$17,244	$39,125

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are presented below:

	As of December 31,
	2008	2007
	(As Adjusted)
	(in thousands)
Current:
Deferred tax assets (liabilities):
Derivative instruments	$(72,053)	$(5,561)
Accrued expenses	352	167
Bad debt expense	312	113
Prepaid expenses	(329)	(286)
Other	290	214
Total current deferred tax assets (liabilities)	$(71,428)	$(5,353)
Long-term:
Deferred tax assets:
Net operating loss carryforward	$22,689	$21,496
Deferred offering costs	322	—
Long-term derivative instruments	—	2,730
Stock-based compensation	6,030	3,208
Deferred rent	329	403
Minimum tax credit carryforward	1,617	721
Other	165	106
Less valuation allowance	—	—
Total long-term deferred tax assets	31,152	28,664
Deferred tax liabilities:
Oil and gas properties	(197,069)	(127,618)
Long-term derivative instruments	(41,285)	—
Other	(7,279)	(195)
Total long-term deferred tax liabilities	(245,633)	(127,813)
Net long-term deferred tax liabilities	$(214,481)	$(99,149)

At December 31, 2008, the Company had approximately $68.0 million of federal tax net operating loss carryforwards, which expire through 2027. The Company has a federal alternative minimum tax (“AMT”) credit carryforward of $1.6 million, which has no expiration date.

At December 31, 2008, the Company’s balance sheet reflected a net deferred tax liability of $285.9 million, of which $113.3 million pertains to the tax effects of derivative instruments reflected in other comprehensive income.

The Company adopted the provisions of FIN No. 48 on January 1, 2007 and has commenced analyzing filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions.  As a result of the implementation of FIN No. 48, the Company recognized a $0.2 million liability for unrecognized tax benefits. There was a cumulative adjustment of $0.05 million to the beginning balance of retained earnings and a corresponding increase to deferred income tax liabilities of $0.15 million. Subsequent to the implementation of FIN No. 48, the Company has not recorded a change to the above balance of unrecognized tax benefits. Of the $0.2 million balance of unrecognized tax benefits at December 31, 2008 and 2007, $0.05 million represents the amount of unrecognized tax benefits that, if recognized, would unfavorably affect the effective income tax rate.

A rollforward of changes in the Company’s unrecognized tax benefits is shown below (in thousands):

Balance at December 31, 2006	$195
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—
Balance at December 31, 2007	195
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—
Balance at December 31, 2008	$195

The Company anticipates that no uncertain tax positions will be recognized within the next 12-month period.

The Company’s policy is to classify accrued penalties and interest related to unrecognized tax benefits in the Company’s income tax provision. As of December 31, 2008, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the current year.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and in various states.  With few exceptions, the Company is subject to U.S. federal tax examination for years 2005 through 2008 and is subject to state tax examination for years 2004 through 2008.

10.  Stockholders’ Equity

Common and Preferred Stock.  The Company’s authorized capital stock consists of 75,000,000 shares of $0.001 per share par value preferred stock and 150,000,000 shares of $0.001 per share par value common stock. In October 2004, 150,000 shares of $0.001 per share par value preferred stock were designated as Series A Junior Participating Preferred Stock, none of which are outstanding. At December 31, 2008, the Series A Junior Participating Preferred Stock was the Company’s only designated preferred stock, and the remainder of the authorized preferred stock is undesignated. There are no issued and outstanding shares of preferred stock.

Holders of all classes of stock are entitled to vote on matters submitted to stockholders, except that, when issued, each share of Series A Junior Participating Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the Company’s stockholders.

Treasury Stock.  The Company may occasionally acquire treasury stock, which is recorded at cost, in connection with the vesting and exercise of share-based awards or for other reasons. As of December 31, 2008, all treasury stock held by the Company was retired.

The following table reflects the activity in the Company’s common and treasury stock:

	Year Ended December 31,
	2008	2007	2006
Common Stock Outstanding:
Shares at beginning of period	44,760,955	44,141,453	43,695,286
Exercise of common stock options	210,775	329,307	462,227
Shares issued for 401(k) plan	20,780	18,341	16,883
Shares issued directors’ fees	6,671	4,126	—
Shares issued for nonvested equity shares of common stock	243,080	403,800	252,817
Shares retired or forfeited	(113,830)	(136,072)	(285,760)
Shares at end of period	45,128,431	44,760,955	44,141,453
Treasury Stock:
Shares at beginning of period	—	—	124,024
Treasury stock acquired	63,542	107,391	161,736
Treasury stock retired	(63,542)	(107,391)	(285,760)
Shares at end of period	—	—	—

Accumulated Other Comprehensive Income. The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive income. The components of accumulated other comprehensive income and related tax effects for the years ended December 31, 2006, 2007 and 2008 were as follows:

	Gross	Tax Effect	Net of Tax
	(in thousands)
Accumulated other comprehensive income — December 31, 2006	$46,807	$(17,436)	$29,371
Unrealized change in fair value of hedges	(126,223)	47,018	(79,205)
Reclassification adjustment for realized gains on hedges included in net income	87,018	(32,414)	54,604
Accumulated other comprehensive income — December 31, 2007	$7,602	$(2,832)	$4,770
Unrealized change in fair value of hedges	330,715	(122,724)	207,991
Reclassification adjustment for realized gains on hedges included in net income	(31,567)	11,719	(19,848)
Reclassification adjustment for discontinued cash flow hedges included in net income	(1,340)	499	(841)
Accumulated other comprehensive income — December 31, 2008	$305,410	$(113,338)	$192,072

11.  Equity Incentive Compensation Plans and Other Employee Benefits

The Company maintains various stock-based compensation plans as discussed below.  Under the fair value recognition provisions of SFAS 123R, stock-based compensation is measured at the grant date based on the value of the awards, and the value is recognized on a straight-line basis over the requisite service period (usually the vesting period).

Stock Options and Nonvested Equity Shares.  In January 2002, the Company adopted a stock option plan to benefit key employees, directors and non-employees. This plan was amended and restated in its entirety by the Amended and Restated 2002 Stock Option Plan (the “2002 Option Plan”). The aggregate number of shares that the Company may issue under the 2002 Option Plan may not exceed 1,642,395 shares of the Company’s common stock. Options granted under the 2002 Option Plan expire up to ten years from the grant date. The options vest 40% on the first anniversary of the date of grant and 20% on each of the following three subsequent anniversaries of the date of grant.

In December 2003, the Company adopted its 2003 Stock Option Plan (the “2003 Option Plan”) to benefit key employees, directors and non-employees. In April 2004, the 2003 Option Plan was approved by the Company’s stockholders. The aggregate number of shares that the Company may issue under the 2003 Option Plan may not exceed 42,936 shares of the Company’s common stock. Options granted under the 2003 Option Plan expire up to ten years from the date of grant with an exercise price not less than 100% of the fair market value, as defined in the 2003 Option Plan, of the underlying common shares on the date of grant. Options granted under the 2003 Option Plan vest 25% on each of the first four anniversaries of the date of grant.

On December 1, 2004, the Company’s stockholders approved the 2004 Stock Incentive Plan (the “2004 Incentive Plan”) for the purpose of enhancing the Company’s ability to attract and retain officers, employees, directors and consultants and to provide such persons with an interest in the Company parallel to its stockholders. The 2004 Incentive Plan provides for the grant of stock options (including incentive stock options and non-qualified stock options) and other awards (including performance units, performance shares, share awards, restricted stock, restricted stock units, and stock appreciation rights, or SARs). The maximum number of shares of common stock that may be granted under the 2004 Incentive Plan is 4,900,000. In addition, the maximum number of shares of common stock that may be granted to a participant in any one year is 1,225,000. Options granted thus far under the 2004 Incentive Plan generally expire seven years from the date of grant and vest 25% on each of the first four anniversaries of the date of grant. Unless terminated earlier by the Board of Directors of the Company, the 2004 Incentive Plan will terminate on June 30, 2014. Upon an event constituting a “change in control” (as defined in the 2004 Incentive Plan) of the Company, all options will become immediately exercisable in full. In addition, in such an event, performance units will become immediately vested, and restrictions on restricted stock awards will lapse.

The Company’s Compensation Committee may grant awards on such terms, including vesting and payment forms, as it deems appropriate in its discretion; however, no award may be exercised more than 10 years after its grant (five years in the case of an incentive stock option granted to an eligible individual who possesses more than 10% of the total combined voting power of all classes of stock of the Company). The purchase price or the manner in which the exercise price is to be determined for shares under each award will be determined by the Compensation Committee and set forth in the agreement. However, the exercise price per share under each award may not be less than 100% of the fair market value of a share on the date the award is granted (110% in the case of an incentive stock option granted to an eligible individual who possesses more than 10% of the total combined voting power of all classes of stock of the Company).

Currently, the Company’s practice is to issue new shares upon stock option exercise. The Company does not expect to repurchase any shares in the open market or issue treasury shares to settle any such exercises. For the years ended December 31, 2008, 2007 and 2006, the Company did not pay cash to repurchase any stock option exercises.

In accordance with SFAS No. 123R, the fair value of each share-based option award under all of the Company’s plans is estimated on the date of grant using a Black-Scholes pricing model that incorporates the assumptions noted in the following table. Where the Company did not have enough historical data relating to its own common stock to compute volatilities associated with certain expected terms, expected volatilities were estimated based on an average of volatilities of similar sized Rocky Mountain oil and gas companies whose common stock is or has been publicly traded for a minimum of five years and other similar sized oil and gas companies who recently became publicly traded. For expected terms for which the Company had adequate historical data relating to its own common stock, estimated expected volatilities were based upon historical volatility of the Company’s common stock.  For options granted when the Company was a nonpublic company, it adopted the minimum value method under SFAS No. 123, which uses 0% volatility. Given the Company’s stage of growth and requirement for capital investment, the Company used a 0% expected dividend yield, which is comparable to most of its peers in the industry. The expected terms range from 1.25 years to 5.0 years based on 25% of each grant’s vesting on each anniversary date and factoring in potential blackout dates and historic exercises, with a weighted average of 2.9 years. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect on the date of grant. The Company estimated a 6% annual compounded forfeiture rate, based on historical employee turnover and actual forfeitures, for 2008 and 2007 and a 4% annual compounded forfeiture rate for 2006.

	Year Ended December 31,
	2008	2007	2006
Weighted Average Volatility	40%	41%	36%
Expected Dividend Yield	0%	0%	0%
Weighted Average Expected Term (in years)	2.9	2.9	2.7
Weighted Average Risk-free Rate	2.3%	4.7%	4.3%

A summary of share-based option activity under all the Company’s plans as of December 31, 2008, and changes during the year then ended, is presented below:

	Shares	Weighted-average Exercise Price	Weighted-average remaining contractual term	Aggregate intrinsic value
Outstanding at January 1, 2008	2,917,862	$28.25
Granted	783,400	42.90
Exercised	(210,775)	21.90
Forfeited or expired	(110,238)	31.92
Outstanding at December 31, 2008	3,380,249	$31.92	4.56	$1,077,938
Vested, or expected to vest, at December 31, 2008 through the life of the options	3,274,014	$31.77	4.53	1,075,986
Vested and exercisable at December 31, 2008	1,609,672	$26.78	3.58	$1,011,768

The per share weighted-average grant-date fair value of awards granted for the years ended December 31, 2008, 2007 and 2006 was $12.40, $10.13 and $7.26, respectively, and the total intrinsic value of awards exercised during the same periods was $5.6 million, $4.3 million and $4.5 million, respectively. The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $21.13 on December 31, 2008. With respect to stock option exercises, the Company received $4.1 million, $5.1 million and $4.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

A summary of the Company’s nonvested equity shares of common stock as of December 31, 2008, and changes during the year then ended, is presented below:

	Shares	Weighted-average Grant Date Fair Value
Outstanding at January 1, 2008	339,100	$32.26
Granted	225,230	41.51
Vested	(99,294)	32.26
Forfeited or expired	(40,733)	37.53
Outstanding at December 31, 2008	424,303	$36.72
Vested, or expected to vest, at December 31, 2008 through the life of the option	398,845	$36.72
Vested and exercisable at December 31, 2008	—	$—

The Company recorded non-cash stock-based compensation related to share-based option and nonvested equity share awards of $11.9 million, $8.0 million, and $6.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. Included in the $6.4 million of stock-based compensation for the year ended December 31, 2006 is $0.9 million related to the modification of equity awards for certain employees in which their vesting terms were accelerated. For the years ended December 31, 2008, 2007 and 2006, the Company did not recognize an excess tax benefit related to the exercise of stock options in accordance with SFAS No. 123R. As of December 31, 2008, there was $24.3 million of total compensation costs related to nonvested stock option and nonvested equity shares of common stock grants that are expected to be recognized over a weighted-average period of 2.5 years.

Performance Share Plan.  On May 9, 2007, the Compensation Committee of the Board of Directors of the Company approved a performance share program pursuant to the Company’s 2004 Stock Incentive Plan for the Company’s officers and other senior employees, pursuant to which vesting of awards is contingent upon meeting various Company-wide performance goals. Upon commencement of the program and during each subsequent year of the program, the Compensation Committee will meet to approve target and stretch goals for certain operational or financial metrics that are selected by the Compensation Committee for the upcoming year and to determine whether metrics for the prior year have been met. These performance-based awards contingently vest over a period up to four years, depending on the level at which the performance goals are achieved. Each year for four years, it is possible for between 25% and 50% of the original shares to vest based on the achievement of the performance goals. Twenty-five percent of the total grant will vest for metrics met at the target level, and an additional 25% of the total grant will vest for performance met at the stretch level. If the actual results for a metric are between the target levels and the stretch levels, the vested number of shares will be adjusted on a prorated basis of the actual results compared to the target and stretch goals. If the target level metrics are not met, no shares will vest. In any event, the total number of common shares that could vest will not exceed the original number of performance shares granted. At the end of four years, any shares that have not vested will be forfeited. A total of 250,000 shares under the 2004 Incentive Plan were set aside for this program.

For the year ended December 31, 2007, the performance goals consisted of annual production growth (weighted at 30%), additions to the Company’s natural gas and oil reserves (weighted at 30%), finding and development costs (weighted at 30%) and general and administrative expenses (weighted at 10%). The weighting was determined by the Compensation Committee. Each metric is independent so that vesting can occur for one or more metrics even if the goals are not achieved for other metrics. Also, for the year ended December 31, 2007, the Compensation Committee required that an initial threshold level for finding and development costs be met before any of the performance shares would vest. In future years of the program, the Compensation Committee may impose initial threshold levels based on this or other metrics. Based upon Company performance in 2007, 30% of the performance shares granted in 2007 vested in February 2008, and the Company recognized $0.5 million of compensation costs related to these awards for the year ended December 31, 2008.

As new goals are established each year, a new grant date and a new fair value are created for financial reporting purposes for those shares that could potentially vest in the upcoming year. Compensation cost is recognized based upon the probability that the performance goals will be met. If such goals are not met, no compensation cost is recognized and any previously recognized compensation cost is reversed.

In February 2008, the Compensation Committee approved the performance metrics for vesting of the performance shares based on 2008 performance. For the year ended December 31, 2008, the performance goals consisted of annual production growth (weighted at 30%), additions to the Company’s natural gas and oil reserves (weighted at 30%), finding and development costs (weighted at 30%) and lease operating expenses (weighted at 10%). Also for the year ended December 31, 2008, the Compensation Committee required that an initial threshold level for finding and development costs be met before any of the performance shares would vest. As of December 31, 2008, the Company determined that 50% of the total grant related to the year ended December 31, 2008 would vest. Accordingly, the Company recorded non-cash stock-based compensation related to performance-based nonvested equity share awards of $4.9 million for the year ended December 31, 2008. As of December 31, 2008, there was $0.4 million of total compensation cost that will be recognized through February 2009, which represents the remaining time vesting requirement.

A summary of the Company’s nonvested performance-based equity shares of common stock as of December 31, 2008, and changes during the year then ended, is presented below:

	Shares	Weighted-average Grant Date Fair Value
Outstanding at January 1, 2008	225,000	$37.21
Vested	(67,500)	37.21
Modified, performance goals revised (1)	(157,500)	37.21
Modified, performance goals revised (1)	157,500	42.83
Granted	17,850	39.69
Forfeited or expired	(9,555)	37.83
Outstanding at December 31, 2008	165,795	$42.49
Vested, or expected to vest, at December 31, 2008 through the life of the shares	126,650	$42.51
Vested and exercisable at December 31, 2008	—	$—

(1)          As the Compensation Committee approved new performance metrics for the vesting of performance shares in the upcoming year, a new grant date was then created for any unvested awards that were granted in 2007, and a new fair value was established for financial reporting purposes.

On May 13, 2008, at the Company’s annual meeting of stockholders, the Company’s stockholders approved the 2008 Stock Incentive Plan (the “2008 Incentive Plan”), which had been previously approved by the Company’s Board of Directors. The 2008 Incentive Plan became effective May 13, 2008. The types of awards that may be granted under the 2008 Incentive Plan include incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance shares and other stock-based awards. The total number of shares of the Company’s common stock available for issuance under the 2008 Incentive Plan is 3,000,000, subject to adjustment for future stock splits, stock dividends and similar changes in the Company’s capitalization. The maximum number of shares of common stock that may be the subject of awards other than options and stock appreciation rights is 1,000,000, while the maximum number of shares of common stock that may be issued pursuant to stock options and stock appreciation rights is 3,000,000. The aggregate number of shares of common stock subject to options and/or stock appreciation rights granted during any calendar year to any one participant may not exceed 500,000. The aggregate number of shares of common stock subject to restricted stock and/or restricted stock unit awards granted during any calendar year to any one participant may not exceed 500,000. No awards have been granted under the 2008 Incentive Plan as of December 31, 2008.

Director Fees. The Company’s directors may elect to receive their annual retainer and meeting fees in the form of the Company’s common stock issued, pursuant to the Company’s 2004 Incentive Plan. After each quarter, shares with a value equal to the fees payable for that quarter, calculated using the closing price on the last trading day before the end of the quarter, will be delivered to each outside director who elected before that quarter end to receive shares of the Company’s common stock for payment of the director’s fees. For the year ended December 31, 2008, the Company issued 6,671 shares of common stock under the 2004 Incentive Plan for payment of the director’s fees and recognized $0.2 million of non-cash stock-based compensation cost associated with the issuance of those shares.

Other Employee Benefits-401(k) Savings Plan.  The Company has an employee directed 401(k) savings plan (the “401(k) Plan”) for all eligible employees over the age of 21. Employees become eligible the quarter following the beginning of their employment. Under the 401(k) Plan, employees may make voluntary contributions based upon a percentage of their pretax income.

The Company matches 100% of each employee’s contribution, up to 6% of the employee’s pretax income, with 50% of the match made with the Company’s common stock. The Company’s cash and common stock contributions and shares of common stock are fully vested upon the date of match. The Company made matching cash and common stock contributions of $1.4 million, $1.2 million, and $1.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

12.  Transactions with Related Parties

A former director of the Company (who served until May 2006) was a managing director of a company which wholly owns the counterparty to a portion of the natural gas and oil hedges noted in Note 8 above. In management’s opinion, the terms obtained in these transactions were as favorable to the Company as could be obtained from non-related sources.

13.  Significant Customers and Other Concentrations

Significant Customers.  During 2008, EnCana Oil & Gas and Sempra Energy Trading Corporation accounted for 16.7% and 16.6%, respectively, of the Company’s oil and gas production revenues. During 2007, Sempra Energy Trading Corporation, EnCana Oil & Gas and United Energy Trading accounted for 20.6%, 15.7% and 8.7%, respectively, of the Company’s oil and gas production revenues. During 2006, Sempra Energy Trading Corporation, Xcel Energy Inc. and ONEOK Inc. accounted for 21.3%, 10.0% and 9.7%, respectively, of the Company’s oil and gas production revenues. Management believes that the loss of any individual purchaser would not have a long-term material adverse impact on the financial position or results of operations of the Company.

Concentrations of Market Risk.  The future results of the Company’s oil and gas operations will be affected by the market prices of oil and gas. The availability of a ready market for crude oil, natural gas and liquid products in the future will depend on numerous factors beyond the control of the Company, including weather, imports, marketing of competitive fuels, proximity and capacity of oil and gas pipelines and other transportation facilities, any oversupply or undersupply of oil, gas and liquid products, the regulatory environment, the economic environment, and other regional and political events, none of which can be predicted with certainty.

The Company operates in the exploration, development and production phase of the oil and gas industry. Its receivables include amounts due from purchasers of oil and gas production and amounts due from joint venture partners for their respective portions of operating expense and exploration and development costs. The Company believes that no single customer or joint venture partner exposes the Company to significant credit risk. While certain of these customers and joint venture partners are affected by periodic downturns in the economy in general or in their specific segment of the natural gas or oil industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been and will continue to be immaterial to the Company’s results of operations in the long-term. Trade receivables are generally not collateralized. The Company analyzes customers’ and joint venture partners’ historical credit positions and payment histories prior to extending credit.

Concentrations of Credit Risk.  Derivative financial instruments that hedge the price of oil and gas and interest rate levels are generally executed with major financial or commodities trading institutions which expose the Company to market and credit risks and may, at times, be concentrated with certain counterparties or groups of counterparties. The Company has hedges in place with eight different counterparties, of which all but one are lenders in our Amended Credit Facility. As of December 31, 2008, JP Morgan Chase & Company, J. Aron & Company (a subsidiary of Goldman, Sachs & Company) and Bank of Montreal accounted for 43.6%, 22.8% and 15.1%, respectively, of the net fair market value of the Company’s derivative asset. Although notional amounts are used to express the volume of these contracts, the amounts potentially subject to credit risk, in the event of non-performance by the counterparties, are substantially smaller. The credit worthiness of counterparties is subject to continuing review, and the Company believes all of these institutions currently are acceptable credit risks. Full performance is anticipated, and the Company has no past due receivables from any of its counterparties. The Company’s policy is to execute financial derivatives only with major, credit worthy financial institutions.

14.  Commitments and Contingencies

Transportation Demand and Firm Processing Charges. The Company has entered into contracts that provide firm transportation capacity on pipeline systems and firm processing charges. The remaining terms on these contracts range from one to 14 years and require the Company to pay transportation demand and processing charges regardless of the amount of pipeline capacity utilized by the Company. The Company paid $9.4 million, $5.5 million and $3.7 million of transportation demand charges for the years ended December 31, 2008, 2007 and 2006, respectively. The Company paid $3.5 million, $3.7 million and $0.7 million of firm processing charges in 2008, 2007 and 2006, respectively.  All transportation costs including demand charges and processing charges, are included in gathering and transportation expense in the Consolidated Statements of Operations.

The values in the table below represent the Company’s gross future minimum transportation demand and firm processing charges as of and subsequent to December 31, 2008.  However, the Company will record in its financial statements only the Company’s proportionate share based on the Company’s working interest and net revenue interest, which will vary from basin to basin.

(in thousands)
2009	$25,818
2010	29,816
2011	50,569
2012	54,236
2013	53,950
Thereafter	323,962
Total	$538,351

Lease Obligations and Other Commitments. The Company leases office space, vehicles and certain equipment under non-cancelable operating leases. Office lease expense was $1.4 million for each of the years ended December 31, 2008, 2007 and 2006. Additionally, the Company has entered into various long-term agreements for telecommunications service. The Company also has commitments for developing oil and gas properties of $65.6 million for 2009 through 2011, which consist of drilling and carbon dioxide (“CO2”) purchase contracts that are included in the minimum payment schedule below.

Future minimum annual payments under such leases and agreements as of and subsequent to December 31, 2008 are as follows:

	Other Commitments(1)	Office & Equipment Leases
	(in thousands)
2009	$31,790	$2,554
2010	24,550	2,554
2011	9,300	743
2012	—	—
2013	—	—
Thereafter	—	—
Total	$65,640	$5,851

(1)          The values in the table represent the gross amounts that the Company is committed to pay.  However, the Company will record in its financial statements only the Company’s proportionate share based on the Company’s working interest and net revenue interest, which will vary from basin to basin.

Drilling and Purchase Contracts.  At December 31, 2008, the Company had one drilling rig under contract through 2009, two through 2010 and one through 2011, which have total commitments of $42.3 million. Early termination of these contracts would require penalty payments of $29.4 million. Other drilling rigs working for the Company are not under long-term contracts but instead are under contracts that can be terminated at the end of the current operations. In addition, the Company has two take-or-pay purchase agreements for supply of CO2, which have a total financial commitment of $23.4 million. Under these contracts, the Company is obligated to purchase a minimum daily volume at a set price, subject to annual escalation. If the Company takes delivery of less than the minimum required amount, the Company is responsible for full payment (deficiency payment). At this time, the Company anticipates sufficient need for CO2 and, therefore, expects to avoid any deficiency payments. The CO2 is for use in fracturing operations in the Company’s West Tavaputs field.

Litigation.  The Company is subject to litigation, claims and governmental and regulatory proceedings arising in the course of ordinary business. It is the opinion of the Company’s management that current claims and litigation involving the Company are not likely to have a material adverse effect on its consolidated financial position, cash flows or results of operations.

15.  Guarantor Subsidiaries

The Company (the “Parent Issuer”) contemplates that if it offers guaranteed debt securities pursuant to the shelf registration statement, the debt will be jointly and severally guaranteed on a full and unconditional basis by the Company’s wholly-owned subsidiaries (“Guarantor Subsidiaries”).  Presented below are the Company’s condensed consolidating balance sheets, statements of income and statements of cash flows, as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended.

The following condensed consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements.  Investments in our subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate the Parent Issuer and the Guarantor Subsidiaries are reflected in the Intercompany Eliminations column.

Condensed Consolidating Balance Sheets

December 31, 2008

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Assets:
Current assets	$312,554	$820	$—	$313,374
Property and equipment, net	1,468,989	92,830	—	1,561,819
Intercompany receivable	66,009	(66,009)	—	—
Investment in subsidiaries	552	—	(552)	—
Noncurrent assets	119,300	—	—	119,300
Total assets	$1,967,404	$27,641	$(552)	$1,994,493
Liabilities and Stockholders’ Equity:
Current liabilities	$224,891	$903	$—	$225,794
Long-term debt	254,000	—	—	254,000
Deferred income taxes	188,859	25,622	—	214,481
Other long-term liabilities	200,421	564	—	200,985
Stockholders’ equity	1,099,233	552	(552)	1,099,233
Total liabilities and stockholders’ equity	$1,967,404	$27,641	$(552)	$1,994,493

December 31, 2007

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Assets:
Current assets	$130,421	$1,006	$—	$131,427
Property and equipment, net	1,107,339	88,493	—	1,195,832
Intercompany receivable	64,300	(64,300)	—	—
Investment in subsidiaries	(1,032)	—	1,032	—
Noncurrent assets	2,428	—	—	2,428
Total assets	$1,303,456	$25,199	$1,032	$1,329,687
Liabilities and Stockholders’ Equity:
Current liabilities	$138,579	$989	$—	$139,568
Long-term debt	274,000	—	—	274,000
Deferred income taxes	74,451	24,698	—	99,149
Other long-term liabilities	42,915	544	—	43,459
Stockholders’ equity	773,511	(1,032)	1,032	773,511
Total liabilities and stockholders’ equity	$1,303,456	$25,199	$1,032	$1,329,687

Condensed Consolidating Statements of Income

Year Ended December 31, 2008

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Operating and other revenues	$609,175	$8,736	$—	$617,911
Operating costs and expenses	367,535	7,055	—	374,590
General and administrative	57,206	—	—	57,206
Interest and other income (expense)	(17,584)	(97)	—	(17,681)
Equity in earnings of subsidiaries	1,584	—	(1,584)	—
Income (loss) before income taxes	168,434	1,584	(1,584)	168,434
Income tax expense	63,175	—	—	63,175
Net income (loss)	$105,259	$1,584	$(1,584)	$105,259

Year Ended December 31, 2007

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Operating and other revenues	$385,760	$4,510	$—	$390,270
Operating costs and expenses	287,156	6,525	—	293,681
General and administrative	42,228	—	—	42,228
Interest and other income (expense)	(10,210)	(153)	—	(10,363)
Equity in earnings (loss) of subsidiaries	(2,168)	—	2,168	—
Income (loss) before income taxes	43,998	(2,168)	2,168	43,998
Income tax expense	17,244	—	—	17,244
Net income (loss)	$26,754	$(2,168)	$2,168	$26,754

Year Ended December 31, 2006

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Operating and other revenues	$371,462	$3,867	$—	$375,329
Operating costs and expenses	228,363	3,775	—	232,138
General and administrative	34,243	—	—	34,243
Interest and other income (expense)	(7,812)	—	—	(7,812)
Equity in earnings of subsidiaries	92	—	(92)	—
Income (loss) before income taxes	101,136	92	(92)	101,136
Income tax expense	39,125	—	—	39,125
Net income (loss)	$62,011	$92	$(92)	$62,011

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2008

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Cash flows from operating activities	$398,130	$4,817	$—	$402,947
Cash flows from investing activities:
Additions to oil and gas properties, including acquisitions	(560,995)	(7,450)	—	(568,445)
Additions to furniture, fixtures and other	(4,752)	—	—	(4,752)
Proceeds from sale of properties	2,405	—	—	2,405
Cash flows from financing activities:
Proceeds from debt	319,800	—	—	319,800
Principal payments on debt	(167,300)	—	—	(167,300)
Intercompany receivable (payable)	(2,633)	2,633	—	—
Other financing activities	(1,877)	—	—	(1,877)
Change in cash and cash equivalents	(17,222)	—	—	(17,222)
Beginning cash and cash equivalents	60,285	—	—	60,285
Ending cash and cash equivalents	$43,063	$—	$—	$43,063

Year Ended December 31, 2007

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Cash flows from operating activities	$250,220	$1,233	$—	$251,453
Cash flows from investing activities:
Additions to oil and gas properties, including acquisitions	(409,754)	(5,171)	—	(414,925)
Additions to furniture, fixtures and other	(4,530)	(110)	—	(4,640)
Proceeds from sale of properties	96,450	—	—	96,450
Cash flows from financing activities:
Proceeds from debt	164,000	—	—	164,000
Principal payments on debt	(78,000)	—	—	(78,000)
Intercompany receivable (payable)	(4,048)	4,048	—	—
Other financing activities	4,625	—	—	4,625
Change in cash and cash equivalents	18,963	—	—	18,963
Beginning cash and cash equivalents	41,322	—	—	41,322
Ending cash and cash equivalents	$60,285	$—	$—	$60,285

Year Ended December 31, 2006

(in thousands)

	Parent Issuer	Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Cash flows from operating activities	$235,644	$1,254	$—	$236,898
Cash flows from investing activities:
Additions to oil and gas properties, including acquisitions	(363,431)	(75,045)	—	(438,476)
Additions to furniture, fixtures and other	(3,139)	(38)	—	(3,177)
Proceeds from sale of properties	47,797	30,542	—	78,339
Cash flows from financing activities:
Proceeds from debt	151,000	—	—	151,000
Principal payments on debt	(49,000)	(6,495)	—	(55,495)
Intercompany receivable (payable)	(49,782)	49,782	—	—
Other financing activities	3,951	—	—	3,951
Change in cash and cash equivalents	(26,960)	—	—	(26,960)
Beginning cash and cash equivalents	68,282	—	—	68,282
Ending cash and cash equivalents	$41,322	$—	$—	$41,322

16.  Supplementary Oil and Gas Information (unaudited)

Costs Incurred.  Costs incurred in oil and gas property acquisition, exploration and development activities and related depletion per equivalent unit-of-production were as follows:

	Year Ended December 31,
	2008	2007	2006
	(in thousands, except amortization data)
Acquisition costs:
Unproved properties	$33,057	$23,635	$126,091
Proved properties	6,314	2,008	33,138
Exploration costs	342,890	250,687	224,189
Development costs	213,996	162,502	114,593
Asset retirement obligation	8,198	982	6,272
Total costs incurred	$604,455	$439,814	$504,283
Depletion per Mcfe of production	$2.59	$2.78	$2.60

Supplemental Oil and Gas Reserve Information.  The reserve information presented below is based on estimates of net proved reserves as of December 31, 2008, 2007, and 2006 that were prepared by internal petroleum engineers in accordance with guidelines established by the SEC and were reviewed by independent petroleum engineering firms, Ryder Scott Company and Netherland, Sewell & Associates, Inc. (“NSAI”) in 2006 and reviewed by NSAI in 2007 and 2008.

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Analysis of Changes in Proved Reserves.  The following table sets forth information regarding the Company’s estimated net total proved and proved developed oil and gas reserve quantities:

	Oil (MBbls)	Gas (MMcf)	Equivalent Units (MMcfe)
Proved reserves:
Balance, December 31, 2006	8,453	377,726	428,444
Purchases of oil and gas reserves in place	1	2,673	2,679
Extension, discoveries and other additions	1,021	169,618	175,744
Revisions of previous estimates	322	52,231	54,163
Sales of reserves	(5,989)	(6,257)	(42,191)
Production	(586)	(57,678)	(61,194)
Balance, December 31, 2007	3,222	538,313	557,645
Purchases of oil and gas reserves in place	3	3,060	3,078
Extension, discoveries and other additions	2,047	183,918	196,200
Revisions of previous estimates	1,051	132,780	139,086
Sales of reserves	—	(126)	(126)
Production	(661)	(73,623)	(77,589)
Balance, December 31, 2008	5,662	784,322	818,294
Proved developed reserves:
December 31, 2006	5,006	218,902	248,938
December 31, 2007	2,090	317,298	329,838
December 31, 2008	3,100	416,546	435,146

At year-end 2008, the Company revised its proved reserves upward by 146.4 Bcfe, excluding pricing revisions, primarily as a result of adding increased in density proved undeveloped locations in the Piceance and West Tavaputs fields and improved production performance by wells located in each of the Company’s major producing basins: Wind River, Uinta, Powder River and Piceance. The Company revised its 2008 year-end proved reserves downward by 7.3 Bcfe, as year-end 2008 pricing was $4.61 per MMBtu and $41.00 per barrel of oil compared to year-end 2007 pricing of $6.04 per MMBtu and $92.50 per barrel of oil. Year-end prices were adjusted by lease for quality, transportation fees and regional price differences.

At year-end 2007, the Company revised its proved reserves upward by 34.8 Bcfe, excluding pricing revisions, primarily as a result of adding increased density proved undeveloped locations in the West Tavaputs field and continued improved performance of wells drilled in the West Tavaputs and Piceance fields. The Company also revised its 2007 year-end proved reserves upward by 19.4 Bcfe due to pricing as year-end 2007 pricing was $6.04 per MMBtu and $92.50 per barrel of oil compared to year-end 2006 pricing of $4.46 per MMBtu of gas and $61.06 per barrel of oil. Year-end prices were adjusted by lease for quality, transportation fees and regional price differences.

At year-end 2006, the Company revised its proved reserves upward by 12.4 Bcfe, excluding pricing revisions. This revision was primarily the result of increased performance of wells drilled during the last half of 2005 and the first half of 2006. The pricing revision at year-end 2006 at prices of $4.46 per MMBtu of gas and $61.06 per barrel of oil, relative to year-end 2005 prices of $7.72 per MMBtu and $61.04 per barrel of oil, was downward 33.8 Bcfe. Year-end prices were adjusted by lease for quality, transportation fees and regional price differences.

Standardized Measure.  Estimated discounted future net cash flows and changes therein were determined in accordance with SFAS No. 69, Disclosures about Oil and Gas Producing Activities. Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below. The Company believes such information is essential for a proper understanding and assessment of the data presented.

Future cash inflows are computed by applying year-end prices of oil and gas relating to the Company’s proved reserves to the year-end quantities of those reserves. Year-end calculations were made using prices of $41.00, $92.50 and $61.06 per Bbl for oil and

$4.61, $6.04 and $4.46 per MMBtu for gas for 2008, 2007 and 2006, respectively.  These prices are adjusted for transportation and quality and basis differentials. The Company also records an overhead expense of $100 per month per operated well in the calculation of its future cash flows.

The assumptions used to compute estimated future cash inflows do not necessarily reflect the Company’s expectations of actual revenues or costs, nor their present worth. In addition, variations from the expected production rate also could result directly or indirectly from factors outside of the Company’s control, such as unexpected delays in development, changes in prices or regulatory or environmental policies. The reserve valuation further assumes that all reserves will be disposed of by production. However, if reserves are sold in place, additional economic considerations could also affect the amount of cash eventually realized.

Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

Future income tax expenses are computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pre-tax net cash flows relating to the Company’s proved oil and gas reserves. Permanent differences in oil and gas related tax credits and allowances are recognized.

A 10% annual discount rate was used to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

The following table presents the standardized measure of discounted future net cash flows related to proved oil and gas reserves:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Future cash inflows	$3,868,227	$3,667,661	$2,201,106
Future production costs	(898,653)	(861,344)	(601,502)
Future development costs	(882,201)	(554,410)	(418,126)
Future income taxes	(389,275)	(510,554)	(168,959)
Future net cash flows	1,698,098	1,741,353	1,012,519
10% annual discount	(839,955)	(800,107)	(483,233)
Standardized measure of discounted future net cash flows	$858,143	$941,246	$529,286

The present value (at a 10% annual discount) of future net cash flows from the Company’s proved reserves is not necessarily the same as the current market value of its estimated oil and natural gas reserves. The Company bases the estimated discounted future net cash flows from its proved reserves on prices and costs in effect on the day of estimate. However, actual future net cash flows from its oil and natural gas properties will also be affected by factors such as actual prices the Company receives for oil and natural gas, the amount and timing of actual production, supply of and demand for oil and natural gas and changes in governmental regulations or taxation.

The timing of both the Company’s production and incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% annual discount factor the Company uses when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and natural gas industry in general.

A summary of changes in the standardized measure of discounted future net cash flows is as follows:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Standardized measure of discounted future net cash flows, beginning of period	$941,246	$529,286	$782,478
Sales of oil and gas, net of production costs and taxes	(445,909)	(203,970)	(253,645)
Extensions, discoveries and improved recovery, less related costs	243,289	379,243	178,726
Quantity revisions	268,365	142,748	(43,902)
Price revisions	(353,264)	262,362	(474,739)
Net changes in estimated future development costs	(110,687)	(39,606)	62,574
Accretion of discount	120,385	60,281	104,960
Purchases of reserves in place	6,397	3,454	33,518
Sales of reserves	(191)	(79,752)	(9,671)
Changes in production rates (timing) and other	106,673	76,286	(44,614)
Net changes in future income taxes	81,839	(189,086)	193,601
Standardized measure of discounted future net cash flows, end of period	$858,143	$941,246	$529,286

17.  Quarterly Financial Data (unaudited)

The following is a summary of the unaudited quarterly financial data, including income before income taxes, net income and net income per common share for the years ended December 31, 2008 and 2007.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(As Adjusted)	(As Adjusted)	(As Adjusted)	(As Adjusted)
	(in thousands, except per share data)
Year ended December 31, 2008:
Total revenues	$149,202	$157,519	$164,415	$146,775
Less: costs and expenses	96,324	102,811	100,978	131,683
Operating income	$52,878	$54,708	$63,437	$15,092
Income before income taxes	49,471	50,010	59,175	9,778
Net income	30,554	33,269	35,315	6,121
Net income per common share, basic	0.69	0.75	0.79	0.14
Net income per common share, diluted	0.68	0.73	0.78	0.14

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Year ended December 31, 2007:
Total revenues	$98,380	$100,653	$82,255	$108,982
Less: costs and expenses	72,968	82,040	79,693	101,208
Operating income	$25,412	$18,613	$2,562	$7,774
Income before income taxes	23,069	16,050	499	4,380
Net income	14,184	9,858	233	2,479
Net income per common share, basic	0.32	0.22	0.01	0.06
Net income per common share, diluted	0.32	0.22	0.01	0.06